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Octel Corp. Investor Relations	Citigate Financial Intelligence
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Octel Corp. Declares Semi-Annual Dividend

NEWARK, DELAWARE, August 12, 2004 — Octel Corp. (NYSE: OTL) today announced that its Board of Directors has declared a semi-annual dividend of $0.06 (six cents) per share, payable on October 1st, 2004, to the holders of record of the common stock of the corporation on August 20th, 2004.

Octel Corp., a Delaware corporation, is a global chemical company specializing in high performance fuel additives and special and effect chemicals. The company’s strategy is to manage profitably and responsibly the decline in world demand for its major product — tetraethyl lead (TEL) in gasoline — through competitive differentiation and stringent product stewardship, to expand its Petroleum Specialties and Performance Chemicals businesses organically through product innovation and focus on customer needs, and to seek synergistic growth opportunities through joint venture, alliances, collaborative arrangements and acquisitions.